Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-140952, 333-136935, 333-125893, 333-118488, 333-106167, 333-87088, 333-60354 and 333-33382) pertaining to the 2007 Stock Incentive Assumption Plan, the Amended and Restated 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan of Websense, Inc., of our report dated January 31, 2007 with respect to the consolidated financial statements of PortAuthority Technologies Inc. and its subsidiary for the year ended December 31, 2006.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 22, 2007	A Member of Ernst & Young Global